Press Release

FOR IMMEDIATE RELEASE:	CONTACT:
John A. Curran
610-480-8000
john.curran@infrasourceinc.com

Mahmoud Siddig
212-889-4350
mahmoud.siddig@taylor-rafferty.com
INFRASOURCE SERVICES, INC. ANNOUNCES PRICING OF
SECONDARY OFFERING OF COMMON STOCK
MEDIA, PA, March 20, 2006 — InfraSource Services, Inc. (NYSE: IFS) today announced the pricing of the secondary offering of 13,000,000 shares of its common stock at $17.50 per share. The shares are being offered by certain stockholders of the Company. InfraSource will not receive any of the proceeds from the offering. In addition, the underwriters have an option to purchase up to an additional 1,950,000 shares from the selling stockholders to cover over-allotments, if any. The offering is expected to close on March 24, 2006 subject to customary closing conditions.
Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC are acting as joint book-running managers and Merrill, Lynch, Pierce, Fenner & Smith Incorporated and First Albany Capital, Inc. are serving as co-managers for the offering. Copies of the prospectus relating to the offering may be obtained from Lehman Brothers Inc. at c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, telephone (631) 254-7188 or fax (631) 254-7134.
A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About InfraSource
InfraSource Services, Inc. (NYSE: IFS) is one of the largest specialty contractors servicing electric, natural gas and telecommunications infrastructure in the United States. InfraSource designs, builds, and maintains transmission and distribution networks for utilities, power producers, and industrial customers.

Safe Harbor Statement
Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “will,” “should,” “may,” and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) technological, structural and cyclical changes that could reduce the demand for the services we provide; (2) the impact of variations between actual and estimated costs under our contracts, particularly our fixed-price contracts; (3) our ability to successfully bid for and perform large-scale project work; (4) our ability to attract and retain qualified personnel; (5) the award of new contracts and the timing of the performance of those contracts; (6) project delays or cancellations; (7) the uncertainty of implementation of the recently enacted federal energy legislation; and (8) other factors detailed from time to time in our reports and filings with the Securities and Exchange Commission. Except as required by law, we do not intend to update forward-looking statements even though our situation may change in the future.
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